Exhibit 2.2

SUPPLEMENT FOR

MERGER SUB ACCESSION TO AGREEMENT AND PLAN OF REORGANIZATION

THIS SUPPLEMENT FOR MERGER SUB ACCESSION TO AGREEMENT AND PLAN OF REORGANIZATION, dated as of the 22nd day of January, 2016 (this “Supplement”), to the Agreement and Plan of Reorganization, dated as of November 9, 2015 (as may be amended from time to time in accordance with the terms thereof, the “Agreement”), by and between United Bankshares, Inc., a West Virginia corporation (“United”), and Bank of Georgetown, a District of Columbia banking corporation (“Georgetown”). Terms used but not otherwise defined herein have the meanings specified in the Agreement.

WHEREAS, United is the sole shareholder of UBV Holding Company, Inc., a Virginia corporation (“UBV”); and

WHEREAS, prior to the Effective Time, United and UBV will take all necessary actions to convert UBV into a Virginia limited liability company with the name UBV Holding Company, LLC in accordance with the VSCA (the “Conversion”); and

WHEREAS, following the Conversion, UBV will be a single-member disregarded entity for income tax purposes and will continue as the sole shareholder of United Bank, a Virginia banking corporation (“Merger Sub”); and

WHEREAS, pursuant to Section 2.01 of the Agreement, United has determined to consummate the Merger in part through the merger of Georgetown with and into Merger Sub; and

WHEREAS, as contemplated by Section 2.01 of the Agreement, Merger Sub, United and Georgetown seek to enter into this Supplement to bind Merger Sub to the terms of the Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in the Agreement, the parties agree as follows:

1. Agreement. Merger Sub agrees (i) to be bound by and subject to the terms of the Agreement, (ii) to become a party to the Agreement, as provided by Section 2.01 thereof, (iii) to perform all obligations and agreements set forth therein, and (iv) to adopt the Agreement with the same force and effect as if the undersigned were originally a party thereto.

2. Notice. Any notice required to be provided pursuant to Section 9.07 of the Agreement shall be given to Merger Sub at the following address:

11185 Fairfax Boulevard

Fairfax, Virginia 22030

Attention: James J. Consagra Jr.

Facsimile: (703) 442-7190

[Signature page follows this page.]

IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto, as of the date first hereinabove written.

BANK OF GEORGETOWN
By:	/s/ Michael P. Fitzgerald
Name:	Michael P. Fitzgerald
Title:	Chairman, President and Chief Executive Officer
UNITED BANKSHARES, INC.
By:	/s/ Richard M. Adams
Name:	Richard M. Adams
Title:	Chairman of the Board and
Chief Executive Officer
UNITED BANK
By:	/s/ James J. Consagra, Jr.
Name:	James J. Consagra Jr.
Title:	President and Chief Executive Officer